Exhibit 10.3

LAYNE CHRISTENSEN COMPANY

DIVISION INCENTIVE COMPENSATION PLAN

EFFECTIVE FEBRUARY 1, 2014

SECTION I. Definitions.

In addition to the terms defined elsewhere throughout this Plan (as defined in Section II below), the following terms shall have the following meanings:

“Committee” shall mean the administrative committee of this Plan (as defined in Section III below).

“Company” shall mean Layne Christensen Company and its subsidiaries.

“Divisions” shall mean the Water Resource, Minerals, GEO, Energy Services, Heavy Civil and Inliner Divisions.

“Pool” shall mean the bonus pool established for each Division for each fiscal year.

SECTION II. Purpose of the Plan.

The Company desires to effect a program of making awards as soon as practicable after the end of each fiscal year, as provided below, to certain employees of the Divisions who during such fiscal year, in the judgment of the Committee, have significantly contributed to the achievement of certain objectives in promoting the best interests and profitable operation of the employee’s Division and the Layne Christensen Company.

This program shall be known as the “Layne Christensen Company Division Incentive Compensation Plan” (hereinafter referred to as the “Plan”). This Plan supersedes any prior divisional incentive compensation plans.

SECTION III. Administration.

The Plan shall be administered by the Committee. The Committee shall consist of at least three persons appointed by the Board of Directors of the Company. Except as otherwise permitted by the Board of Directors of the Company, during the one-year period prior to the commencement of service of a Committee member on the Committee, such member shall not have participated in, and while serving and for one year after serving on the Committee, such member shall not be eligible for participation in, the Plan.

The Committee shall have full power, in its sole discretion, to interpret, construe and administer the Plan and adopt rules and regulations relating to the Plan.

Decisions made by the Committee in good faith and in the exercise of its powers and duties hereunder shall be binding upon all parties concerned. No member of the Committee shall be liable to anyone for any action taken or decision made in good faith pursuant to the power or discretion vested in such person under the Plan.

SECTION IV. Participation.

All salaried exempt and administrative non-union employees of the Divisions (other than those employees participating in the Layne Christensen Company Executive Short Term Incentive Plan) shall be eligible for participation in the Plan (and shall hereinafter be referred to as “Participants”).

In addition to the Participants and at the discretion of the Committee, a portion of the Pool may be set aside for payment to employees of the Divisions who do not participate in any other Company bonus or incentive program.

SECTION V. Selection of Targets.

As soon as practical after the commencement of each fiscal year, the Board will establish one or more performance targets (the “Company Target”) for the Company, and the Company shall establish one or more performance targets for each Division and Participant (the “Division Targets”). The Company Target and the Division Targets shall be weighted as follows:

7 Levels	Target Bonus as % of Salary	Consolidated Performance	Division Performance	Individual Performance
3d – Division VPs and GMs	40.0%	20%	60%	20%
4d – Division Directors	25.0%	20%	50%	30%
5d – Division Sr. Managers	15.0%	20%	50%	30%
6d – Division Managers	12.5%	20%	50%	30%
7d – Supervisors	10.0%	20%	40%	40%
8d – Division Exempt	7.5%	20%	40%	40%
9d – Division Administrative & Non-Exempt (non-Union)	5%	20%	40%	40%

SECTION VI. Generation of Division Bonus Pools.

During each fiscal year, a Pool shall be established for each Division in an amount equal to the total incentive compensation that would be payable based on the chart included in Section V above if the Company Targets and the Division Targets were achieved. Except where the Company has experienced or is experiencing extraordinary adverse circumstances (as determined by the Company in its discretion), the Pool shall be equally funded based on achievement of the Company Targets and the Division Targets. Should only the Company Targets or the Division Targets (but not both) be achieved, the Pool shall be funded at a fifty percent (50%) level. Should neither the Company Targets nor the Division Targets be achieved, the Pool will not be funded.

SECTION VII. Determination of Amount of Award.

The amount of incentive award to be granted from the Division Pool to a Participant shall be determined by the Committee with input from Division management. The amount of the individual awards shall be discretionary and in the sole judgment of the Committee, based upon the Participant’s performance for the fiscal year in which the incentive award is based, provided, however, that the amount of any cash incentive award shall not exceed: (i) 100% of the Participant’s annual regular salary for Participants included in Levels 3d and 4d (as set forth in Section V above), (ii) 75% of the Participant’s annual regular salary for Participants included levels 5d and 6d, (iii) 50% of the Participant’s annual regular salary for Participants included levels 7d and 8d and (iv) 25% of the Participant’s annual regular salary for Participants included in level 9d. The term “annual regular salary” shall mean the annual regular salary of the Participant as of the first day of such fiscal year.

SECTION VIII. Type of Award.

The incentive compensation award will be paid in cash or, as permitted under the Company’s 2006 Equity Incentive Plan, in shares of restricted or unrestricted common stock of the Company, or a combination of any of the foregoing as determined by the Board of Directors of the Company or the Compensation Committee thereof. To the extent such award is payable in stock, the Participant shall receive the Company’s common stock, par value $.01 per share.

SECTION IX. Termination of Employment.

In the event a Participant voluntarily terminates his or her employment with the Company at any time prior to the close of the fiscal year, the Participant will not be eligible for any award otherwise payable for the fiscal year.

In the event a Participant is involuntarily terminated (without cause) prior to the close of the fiscal year, the Participant will be considered for receipt of the award he or she would have otherwise received (as determined by the Committee in its sole discretion) and, if awarded, prorated to reflect the length of the Participant’s service during the relevant fiscal year. The Committee will take into consideration the circumstances of the termination in determining the propriety and amount of the award. The Company’s payment of severance or post-employment salary support to a Participant will not be considered part of the Participant’s annual regular salary for purposes of the Plan.

SECTION X. Miscellaneous.

There shall be deducted from each cash payment made under the Plan the amount of any tax required by any governmental authority to be withheld by the Company with respect to such payment. A Participant receiving stock hereunder shall have deducted by the Company from the award the amount of any taxes which the Company is required by any governmental authority to withhold with respect to such stock prior to calculation of the number of shares of stock to be awarded.

Nothing in the Plan shall be construed to give any person any benefit, right or interest except as expressly provided herein, and nothing in the Plan shall be construed as establishing any right of continued employment by the Company.

A Participant’s rights and interests under the Plan may not be assigned or transferred. In the case of a Participant’s death prior to payment of a Participant’s award, payment in an amount equal to what the Participant would have otherwise received had he or she been employed on the last day of the fiscal year (as determined by the Committee in its sole discretion), prorated to reflect the length of the Participant’s service during the relevant fiscal year, shall be made to the personal representatives of the Participant’s estate or such other person or persons as the Committee deems appropriate.

The Board of Directors of the Company, or the Compensation Committee thereof, may discontinue the Plan, in whole or in part, at any time, or may, from time to time, amend the Plan in any respect that such Board (or Committee) may deem advisable. In the event the Plan is terminated, no further payments will be made under the Plan.

SECTION XI. Effective Date.

The Plan, as amended, shall be effective as of February 1, 2014.

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